EXHIBIT 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby provide our consent, dated December 12, 2018, to the incorporation by reference in this Report on the Form 1-A registration of Elegance Spirits, Inc. for the 5-month period ended May 31, 2018 of our report dated November 29, 2018 included in its Registration Statement on Form 1-A relating to the financials for the 5-month period ended May 31, 2018, listed in the accompanying index.

Spiegel Accountancy Corp

Pleasant Hill, California

December 12, 2018

INDEPENDENT ACCOUNTANTS’ AWARENESS LETTER

We have reviewed, in accordance with the standards of the American Institute of Certified Public Accountants, the unaudited interim financial information of Elegance Spirits, Inc. for the 9-month period ended September 30, 2018, as indicated in our report dated November 29, 2018; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Form 1A, is incorporated by reference in Form 1A.

We also are aware that the aforementioned report, pursuant to Form 1A, is not considered a part of the Offering Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Part F/S (c) Financial Statement Requirements for Tier II Offerings (ii) of that Offering Statement.

Spiegel Accountancy Corp

Pleasant Hill, California

December 12, 2018